EXHIBIT 10.2

May 20, 2005

Sam Morcos

27 Chesswood Crt.

Nepean, ON K2E 7E3

Dear Sam,

We are pleased to confirm in writing the terms of your employment in the position of Senior Vice President, Sales of Entrust Limited (“Entrust”) reporting to Bill Conner, commencing on May 20, 2005 (“Commencement Date”).

Base Salary

Your base salary on an annualized basis will be $250,000.00 CDN, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis. The responsibilities of this position have been reviewed with you and you understand that your sales territory will be U.S. enterprise, Latin America, South Asia (exclusive of China and Japan) and such other regions or the world as the CEO may require in the future. However, should you have any questions, please contact Bill Conner.

Sales Incentive

Subject to your agreement to an annual sales compensation plan as approved of by the Compensation Committee of the Board of Directors for Entrust, Inc. (“Compensation Committee”), your annual sales incentive potential will be $180,000.00 CDN at 100% achievement of the objectives and revenue targets set out in such sales compensation plan. The Compensation Committee may amend the annual incentive plan at any time with respect to future incentives or awards through notice to you; however, any incentives or awards earned up to the date of modification will be distributed in accordance with the plan provisions at the time they were earned. In spite of the foregoing, you will in any event receive this sales incentive of $20,000.00 CDN in each of the second and third quarter of 2005 notwithstanding the terms of the plan (“Minimum Payments”); provided, however, that any sales incentive due to you under the incentive plan in respect of such calendar quarters will be offset against such Minimum Payments.

Stock Options and Restricted Stock Units

Additionally, you will be offered a stock option award to purchase 150,000 shares of common stock of Entrust, Inc. This award is subject to your acceptance of the terms and conditions of an Option Award Agreement that must be executed by you and the terms and conditions of the applicable Entrust’s Amended and Restated 1996 Stock Incentive Plan. Both of these documents will be provided to you in due course. The strike price for this award will be equal to the fair market value of the common stock at close of business on your Commencement Date. The option will have an expiration date which is seven years from the Commencement Date and the vesting conditions that will be outlined in your Option Award Agreement will include the following:

(i)	this option will become exercisable as to 50% of the original number of shares on the Commencement Date; and

(ii)	after the first anniversary of the Commencement Date this option will become exercisable as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months after such first anniversary.

Additionally, you will be offered 15,000 shares of Restricted Stock Units (“RSU”) for Entrust, Inc. This award will be subject to the terms and conditions of an RSU Award Agreement to be executed by you, as well as Entrust’s Amended and Restated 1996 Stock Incentive Plan. Both of these documents will be provided to you in due course. The Restricted Stock Unit shall vest, in whole or in part, as to 25% of the shares subject to the Award Agreement shall vest on each of the first, second, third and fourth anniversaries of the Commencement Date, subject to you continuing to be a Service Provider (as defined in the Plan) through each such dates.

As an officer of Entrust, both of the aforementioned grants will be subject to acceleration upon certain acquisition events as set forth in the governing award agreements and plan.

Vacation

Subject to the terms of Entrust’s Paid Time-Off Policy for Canada, as amended from time to time by Entrust, your vacation is set at 20 business days per annum, which will accrue on a per pay period basis.

Notice and Severance Entitlements

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term.

If your employment is terminated by Entrust and you decline to sign and return Entrust’s then-standard release and severance agreement (“Separation Agreement”) in a timely manner, then you will receive the minimum notice, or pay in lieu of notice, that is stipulated by applicable employment standards legislation in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination.

Alternatively, if you accept the Separation Agreement and your employment has been terminated or Constructively Terminated by Entrust for reasons other than Cause (or you have received notice of termination for reasons other than Cause) then you will receive the benefits set out in the Separation Agreement, as follows:

(1)	fifty two (52) weeks notice, or fifty two (52) weeks of base salary continuance in lieu of notice (“Severance Period”).

(2)	During the notice period provided under the applicable employment standards legislation (“Statutory Notice Period”), you will be entitled to receive the benefits that you would normally have received had you remained actively employed with Entrust, provided that after such Statutory Notice Period, all such benefits shall cease except to the extent that Entrust is permitted under the terms of the applicable benefits plan to continue to provide such benefits throughout the remainder of the Severance Period. Notwithstanding anything to the contrary in the foregoing, short term and long term disability insurance shall cease on the expiry of the Statutory Notice Period.

(3)	During the Severance period, any Options or RSUs that you have been granted will continue to vest and be eligible for accelerated vesting in the event of an acquisition event as provided in the applicable Award Agreement; and

(4)	No sales incentive shall accrue through the Severance Period.

In no event will you be entitled to receive a notice period or pay in lieu of notice if you are terminated for Cause. You agree that if at any time during the severance period Entrust reasonably determines that you have violated the terms of the Executive Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Agreement that you executed on or about the time that you started working for Entrust, Entrust may halt any further payments of salary and benefits thereafter pursuant to the Separation Agreement.

In the context of the foregoing, “Cause” shall mean (i) willful misconduct or gross negligence in carrying out your assigned duties, (ii) knowing violation of any reasonable rule, direction or policy of the Company, its CEO, or its Board; (iii) any act of misappropriation, embezzlement, intentional fraud, or similar conduct involving the Company; (iv) conviction or guilty plead to any indictable offence (in Canada) or felony (in the United States), (v) failure to comply with all material applicable laws and regulations in performing your duties and responsibilities for the Company

Also, “Constructive Dismissal” shall mean: (i) a material reduction in your base salary, other than in proportion to a general reduction of every officer’s base salary; (ii) your relocation to a facility or location more than fifty (50) miles from your then-current location without your express written consent; (iii) a change in your reporting structure so that you no longer report into the CEO of Entrust, Inc; (iv) an Acquisition Event (for greater certainty, an Acquisition Event will be deemed notice of termination without cause by Entrust and the Severance Period will commence).

Finally, an “Acquisition Event” shall mean: (a) any merger or consolidation which would result in the voting securities of Entrust, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of Entrust, Inc. or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Entrust, Inc.; (c) the complete liquidation of Entrust, Inc.; or (d) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of securities of Entrust, Inc. representing 60% or more of the combined voting power of Entrust, Inc.’s then outstanding securities (other than through an acquisition of securities directly from Entrust, Inc.) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than Entrust, Inc, any trustee or other fiduciary holding securities under an employee benefit plan of Entrust, Inc., or any corporation owned directly or indirectly by the stockholders of Entrust, Inc. in substantially the same proportion as their ownership of stock of Entrust, Inc.

In accepting this offer of employment you acknowledge that the foregoing provisions are in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination.

Benefits

Benefits, payroll, and other human resource management services are provided through Entrust. Entrust may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures, in whole or part, at any time, with or without notice.

CIC Plan

As an officer of the Company you may become an eligible participant in the Entrust Technologies, Inc. Change In Control Bonus Incentive Plan (the “Plan”); provided, however that the Committee, in its sole discretion, determines you are eligible to participate in the Plan. In this context, Committee means the individual or individuals designated by the Board of Directors of Entrust, Inc. to administer the Plan who are independent directors.

Conditions

This offer is conditional upon you agreeing to the terms of the Confidentiality, Non-Solicitation, and Code of Conduct Agreement which is enclosed with this letter.

Additional Terms

You agree to complete an enhanced security verification to be conducted by a third party for Entrust. You will be contacted by Entrust Security within your first week of employment to begin this process.

This letter and the matters referenced herein constitute the entire shared understanding of your employment with Entrust. This letter supersedes any prior understandings or representations. It is expressly acknowledged that the parties have terminated that certain New Services Agreement formerly entered into by and between the parties, as amended from time to time (including for greater certainty all statement of works thereunder). It is also understood that the Conflict of Interest Agreement entered into by and between the parties has been replaced and superseded by the Confidentiality, Non-Solicitation, and Code of Conduct Agreement which is enclosed with this letter. The laws of Ontario govern this offer.

To confirm these terms governing your employment with Entrust, please sign and return the original of this letter along with the Executive Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Agreement.

Otherwise, if you have any questions or concerns, please contact Jay Kendry to discuss.

Sincerely,

/s/ David Wagner

David Wagner

Senior Vice President and Chief Financial Officer

I have read, understood, and therefore, accept this offer of employment, as set forth above, and will report on the Commencement Date set out in the offer. I acknowledge that this letter, including the enclosed agreement(s) and policies (as such policies may be updated from time to time by Entrust it its sole discretion and posted to Entrust’s extranet), constitutes the entire shared understanding of my employment with Entrust, and that this letter supersedes any prior understandings or representations. I further acknowledge that the laws of Ontario govern this agreement.

Signature: /s/ Sam Morcos	Date: May 20, 2005

Upon your acceptance of this offer as set forth above, please provide the following:

1. A signed “Executive Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Agreement” in the form that is enclosed.

SIN#:

Date of Birth:

And/or

3. Executed Consent for Security Check/Clearance Process

4. Sunlife Benefit Form

Attachments:

•	Executive Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Agreement

•	Employee’s Authorization for Direct Deposit of Payroll

•	TD1 forms (Federal and Provincial)

•	Policy on Information Security and Use of Corporate Systems

•	Entrust Information Classification and Use Policy

•	Harassment Policy

•	Employment Equity Self-Identification Questionnaire and Employment Equity Policy

•	Insider Trading Policy

•	Paid Time Off Policy

•	2004 Employee Benefits Summary

•	Consent for Security Check/Clearance Process

•	Employee File Policy

•	Sunlife Benefit Form